UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 22, 2015
PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2015, the Board of Directors (the “Board”) of Peabody Energy Corporation (the “Company”) elected Glenn L. Kellow to the position of President and Chief Executive Officer-elect. On that same date, he also was elected to the Board. Mr. Kellow will become Chief Executive Officer effective May 4, 2015. On that same date, the Company’s current Chairman and Chief Executive Officer, Gregory H. Boyce, will become Executive Chairman of the Board.

Mr. Kellow is not expected to serve on any committees of the Board. Since the beginning of the Company’s last fiscal year through the present, there have been no transactions with the Company, and there are currently no proposed transactions with the Company in which the amount involved exceeds $120,000 and in which Mr. Kellow had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.
Mr. Kellow, age 47, was named President and Chief Operating Officer of the Company in August 2013. He has executive responsibility for all aspects of our global operations including safety, environment, production, sales and marketing, engineering and planning. Mr. Kellow has extensive experience in the global resource industry, where he has served in multiple executive, operational and financial roles in coal and other commodities in the United States, Australia and South America. From 1985 to 2013, Mr. Kellow served in a number of roles with BHP Billiton, the world’s largest mining company, including senior appointments as President, Aluminum and Nickel (2012-2013), President, Stainless Steel Materials (2010-2012), President and Chief Operating Officer, New Mexico Coal (2007-2010), and Chief Financial Officer, Base Metals (2003-2007). He is a former director of the World Coal Association and the U.S. National Mining Association, and a past member of the executive committee of the Western Australian Chamber of Minerals and Energy and the advisory board of the Energy and Mining Institute of the University of Western Australia. Mr. Kellow also was the Chairman of Worsley Alumina (Australia), Chairman of Mozal (Mozambique) and Chairman of the global Nickel Institute. Mr. Kellow is a graduate of the advanced management program at the University of Pennsylvania’s Wharton School of Business and holds a master’s degree in business administration and a bachelor’s degree in commerce from the University of Newcastle. He holds an honorary Doctor of Science degree from the South Dakota School of Mines and Technology.
In connection with Mr. Kellow’s promotion to President and Chief Executive Officer-elect, Mr. Kellow’s annual base salary was increased to $950,000, effective February 1, 2015. In addition, his annual incentive target for 2015 was increased to 110% of his base salary with an opportunity of up to 220% based upon achievement above the Company’s targeted goals, and he is eligible for participation in the Company’s Long-Term Incentive Plan with an opportunity valued at 375% of his base salary. These changes are reflected in a letter dated January 27, 2015, to Mr. Kellow from the Chairman of the Compensation Committee of the Board, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
The Company and Mr. Kellow entered into a letter agreement dated January 27, 2015 (the “Letter Agreement”) that supplements the employment agreement entered into as of August 21, 2013 between the Company and Mr. Kellow (the “Employment Agreement”) and the performance-based restricted stock award agreement effective September 16, 2013 (the “RSU Agreement”) relating to an award of restricted stock units to Mr. Kellow under the Company’s 2011 Long-Term Incentive Plan. The Letter Agreement memorializes Mr. Kellow’s promotion to President and Chief Executive Officer-elect, modifies the definition of “Good Reason” to reflect his new role and increases his severance multiplier from two times to two and one-half times upon termination of employment within two years of a change in control. Except as modified by the Letter Agreement, the Employment Agreement and RSU Agreement continue in full force and effect. The foregoing description is only a summary of the Letter Agreement and is qualified in its entirety by reference to the Letter Agreement, which is filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Letter dated January 27, 2015 to Glenn L. Kellow from the Chairman of the Compensation Committee of the Peabody Energy Corporation Board of Directors.
10.2	Letter Agreement entered into as of January 27, 2015, by and between Peabody Energy Corporation and Glenn L. Kellow.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION
January 28, 2015	By:	/s/ Kenneth L. Wagner
		Name:	Kenneth L. Wagner
		Title:	Vice President, General Counsel- Corporate and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Letter dated January 27, 2015 to Glenn L. Kellow from the Chairman of the Compensation Committee of the Peabody Energy Corporation Board of Directors.
10.2	Letter Agreement entered into as of January 27, 2015, by and between Peabody Energy Corporation and Glenn L. Kellow.

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